Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2012 RESULTS

—Reports Earnings of 29 Cents per Diluted Share —

SANTA ANA, Calif., April 26, 2012 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced financial results for the first quarter ended March 31, 2012.

Current Quarter Highlights

•	Title Insurance and Services segment pretax margin of 6.8 percent
•	Highest first-quarter margin since 2006
•	Title open orders up 31 percent compared to last year, primarily driven by refinance transactions
•	Commercial division revenues of $81.5 million, up 21 percent compared to last year
•	Specialty Insurance segment pretax margin of 17.3 percent
•	Completed a new $600 million, four-year senior secured revolving credit facility on April 17, 2012

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2012	2011
Total revenues	$966.8	$931.7
Income (loss) before taxes	51.6	(23.4)
Net income (loss)	$31.3	$(15.3)
Net income (loss) per diluted share	0.29	(0.15)

Total revenues for the first quarter of 2012 were $966.8 million, an increase of 4 percent relative to the first quarter of 2011. Net income in the current quarter was $31.3 million, or 29 cents per diluted share, compared with a net loss of $15.3 million, or 15 cents per diluted share, in the first quarter of 2011. Last year’s results included a $45.3 million reserve-strengthening adjustment in the company’s Canadian operations, which is $27.2 million on an after-tax basis, or 26 cents per diluted share.

“The year is off to a good start,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our efficient and scalable cost structure coupled with improved market conditions enabled us to deliver our best first-quarter title margin since 2006.

“First-quarter open orders were the strongest in three years, up 31 percent year-over-year, driven primarily by a significant increase in refinance activity and a modest but encouraging increase in resale transactions. Growth in our commercial business continued, with revenues up 21 percent compared with last year. While current market conditions and order volumes have clearly improved, we continue to maintain tight control on expenses.

“In April, we also completed a new $600 million revolving credit facility with improved pricing and terms compared to the previous facility. This new facility enhances our flexibility and strengthens our financial position.”

- more -

First American Financial Reports First Quarter 2012 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2012	2011
Total revenues	$891.2	$861.9

Income (loss) before taxes*	$60.8	$(15.7)
Pretax margin	6.8%	(1.8)%

Direct open orders	377,200	287,100
Direct closed orders	261,300	225,600

Commercial**
Total revenues	$81.5	$67.3
Open orders	17,900	17,400
Closed orders	10,400	8,400
Average revenue per order	$6,700	$6,300

*	See footnote on page 7.
**	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $891.2 million, a 3 percent increase from the same quarter of 2011. Direct premiums and escrow fees were up 16 percent from the first quarter of 2011, directly comparable with the 16 percent increase in the number of direct title orders closed in the quarter. Average revenue per direct title order was $1,315, compared with $1,310 in the first quarter of 2011. Agent premiums were lower by 6 percent in the current quarter, which is comparable with the 4 percent decline in direct premiums experienced in the fourth quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $155.3 million this quarter, up 3 percent as compared to the same quarter of last year, primarily attributable to higher demand for the company’s title plant information and increased international service revenues, offset in part by lower sales of default information products. Total investment income was down 5 percent in the first quarter, primarily reflecting higher net realized investment losses.

Personnel costs were $277.6 million in the first quarter, an increase of $18.5 million, or 7 percent, compared with the first quarter of 2011. This increase was primarily due to higher incentive-based compensation, increased healthcare-related expenses, and one additional payroll day in the current quarter.

Other operating expenses were $171.8 million in the first quarter, down $3.8 million, or 2 percent, compared with the first quarter of 2011. This decrease was primarily due to lower office-related expenses resulting from the company’s consolidation and closure of certain title offices. Further contributing to the decrease in other operating expenses was a decline in professional services costs. These decreases were partially offset by higher production-related expenses due to increased order activity.

The provision for policy losses and other claims was $52.2 million in the first quarter, or 7.2 percent of title premiums and escrow fees, down $44.2 million compared with the same quarter of the prior year. Last year’s results included a $45.3 million reserve-strengthening adjustment in the company’s

- more -

First American Financial Reports First Quarter 2012 Results

Canadian operations. The current quarter rate of 7.2 percent reflects an ultimate loss rate of 6.2 percent for the current policy year and a net increase in the loss reserve estimates for prior policy years, primarily 2007 and 2008.

Pretax income for the Title Insurance and Services segment was $60.8 million in the first quarter, compared with a $15.7 million pretax loss in the first quarter of 2011. Pretax margin was 6.8 percent in the current quarter.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2012	2011
Total revenues	$74.2	$68.8
Income before taxes*	$12.8	$12.4
Pretax margin	17.3%	18.0%

*	See footnote on page 7.

Total revenues for the Specialty Insurance segment were $74.2 million in the first quarter of 2012, an increase of 8 percent compared with the first quarter of 2011. The overall loss ratio in the Specialty Insurance segment was 49 percent in the current quarter, down from 51 percent in the prior year. Pretax margin was 17.3 percent, down from 18.0 percent in the first quarter of 2011.

Teleconference/Webcast

First American’s first quarter 2012 results will be discussed in more detail on Thursday, April 26, 2012, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (877) 918-5752. Callers from outside the United States may dial (517) 319-9305. The pass code for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 3, 2012, by dialing (203) 369-0663. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $3.8 billion in 2011, the company offers its products and services directly and through its agents and partners in all 50 states and abroad. More information about the company can be found at www.firstam.com.

- more -

First American Financial Reports First Quarter 2012 Results

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the effects of the HARP 2.0 program, closed order projections, corporate net expense projections, and expense management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes resulting from increases in the size of the company’s customers; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory surpluses; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Carrie Navarifar	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

- more -

First American Financial Reports First Quarter 2012 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2012	2011
Total revenues	$966,763	$931,700

Income (loss) before income taxes	$51,550	$(23,449)
Income tax expense (benefit)	20,441	(8,208)

Net income (loss)	31,109	(15,241)
Less: Net (loss) income attributable to noncontrolling interests	(184)	94

Net income (loss) attributable to the Company	$31,293	$(15,335)

Net income (loss) per share attributable to stockholders:
Basic	$0.30	$(0.15)
Diluted	$0.29	$(0.15)

Cash dividends per share	$0.08	$0.06

Weighted average common shares outstanding:
Basic	105,621	104,660
Diluted	107,480	104,660

Selected Title Information

Title orders opened	377,200	287,100

Title orders closed	261,300	225,600

Paid title claims	$80,455	$81,357

- more -

First American Financial Reports First Quarter 2012 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$672,529	$418,299
Investment portfolio	2,669,682	2,642,917
Goodwill and other intangible assets	890,223	878,414
Total assets	5,653,193	5,370,337
Reserve for claim losses	992,719	1,014,676
Notes payable	276,684	299,975
Total stockholders’ equity	2,087,473	2,028,600

- more -

First American Financial Reports First Quarter 2012 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended March 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$413,786	$343,639	$70,147	$—
Agent premiums	376,986	376,986	—	—
Information and other	155,760	155,289	475	(4)
Investment income	22,377	17,321	2,465	2,591
Net realized investment (losses) gains*	(2,146)	(2,014)	1,111	(1,243)

	966,763	891,221	74,198	1,344

Expenses
Personnel costs	305,279	277,577	13,663	14,039
Premiums retained by agents	302,164	302,164	—	—
Other operating expenses	189,150	171,752	11,042	6,356
Provision for policy losses and other claims	86,678	52,179	34,499	—
Depreciation and amortization	18,059	16,333	1,055	671
Premium taxes	10,848	9,733	1,115	—
Interest	3,035	661	—	2,374

	915,213	830,399	61,374	23,440

Income (loss) before income taxes**	$51,550	$60,822	$12,824	$(22,096)

For the Three Months Ended March 31, 2011	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$361,094	$295,431	$65,663	$—
Agent premiums	399,921	399,921	—	—
Information and other	150,758	150,427	329	2
Investment income	20,771	17,568	2,508	695
Net realized investment (losses) gains*	(844)	(1,423)	331	248

	931,700	861,924	68,831	945

Expenses
Personnel costs	283,302	259,067	11,651	12,584
Premiums retained by agents	319,987	319,987	—	—
Other operating expenses	190,390	175,513	9,610	5,267
Provision for policy losses and other claims	129,512	96,376	33,136	—
Depreciation and amortization	19,099	17,171	1,016	912
Premium taxes	9,043	8,039	1,004	—
Interest	3,816	1,467	—	2,349

	955,149	877,620	56,417	21,112

(Loss) income before income taxes**	$(23,449)	$(15,696)	$12,414	$(20,167)

*	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.
**	During the current quarter, changes were made to the allocation of certain expenses between business segments and the corporate division, primarily related to benefit plans, shared services, and interest expense. Prior period financials were reclassified to conform to the current presentation. For the first quarter of 2011, income before income taxes increased by $2.9 million in the title segment and $0.2 million in the specialty segment with an offsetting decrease of $3.1 million in corporate.

- more -

First American Financial Reports First Quarter 2012 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended March 31
	2012	2011
Total revenues	$891,221	$861,924
-Net realized investment (losses)	(2,014)	(1,423)
-Investment income	17,321	17,568
-Premiums retained by agents	302,164	319,987

Net operating revenues	573,750	525,792

Personnel and other operating expenses	$449,329	$434,580
Ratio (% net operating revenues)	78.3%	82.7%
Ratio (% total revenues)	50.4%	50.4%

###